November 27, 2007 10:24 AM Eastern Time
TheStreet.com Names Derek Irwin to Board of Directors

NEW YORK--(BUSINESS WIRE)--TheStreet.com, Inc. (Nasdaq: TSCM), a leading financial media company, today announced that Derek Irwin has been named to the Company’s board of directors, effective immediately. Mr. Irwin will serve on the audit committee.

“I am delighted to welcome Derek as a member of our board of Directors,” said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. “His record of achievement speaks for itself. The media and related financial experience he has gathered will be put to good use as we continue to expand and redefine ourselves as a leading player in the online financial media landscape.”

Irwin is currently the senior vice president of finance for the Business Media division of The Nielsen Company, a global information and media company. In this role, which he has held since 2005, he is responsible for driving operating and financial efficiencies, licensing and conferences.

Prior to joining Nielsen, he served as Chief Financial Officer and was a member of the executive committee of Ziff Davis Holdings, where he was responsible for all of the company’s financial affairs.

Before Ziff Davis, Irwin served in a number of senior-level finance positions with Monster Worldwide Inc., including Chief Financial Officer, Advertising & Communications, Americas, Chief Financial Officer for the Executive Search and eResourcing divisions in the Americas, and for its Worldwide Executive Search Division.

“TheStreet.com has been a pioneer in the industry for more than a decade and is revolutionizing financial decision making with its interactive network,” said Irwin. “I’m thrilled to be joining the company’s board as the Company drives ahead as an industry leader, and I look forward to contributing to its future success.”

Irwin has also worked for Major League Baseball and he began his career at Ernst & Young. A Certified Public Accountant in New York since 1991, Irwin also serves on the Board of Pinpoint Recovery Solutions, a corporate tax recovery provider.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading independent producer of financial news and ratings, business and investment content, and innovative custom advertising solutions. The Company meets a broad scope of consumer, professional, and advertiser demands through multimedia distribution of advertising supported content and services and paid subscriptions. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today, TheStreet.com’s network includes RealMoney.com, Stockpickr.com, TheStreet.com Ratings, BankingMyWay.com and Rate-Watch.com, TheStreet.com TV and Promotions.com, reaching one of the most affluent, influential audiences on the Web. TheStreet.com’s expanding interactive network is revolutionizing the way individuals make financial decisions and the way advertisers engage in online promotions.